Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members of the Board

MTR Corporation Limited:

We consent to incorporation by reference in the registration statement on Form F-3 (No. 333-13904) of MTR Corporation Limited and MTR Corporation (C.I.) Limited of our report dated March 7, 2006, except as to Note 48(C) which is as of April 11, 2006, relating to the consolidated balance sheets of the MTR Corporation Limited and its subsidiaries (the “Group”) as of December 31, 2004 and 2005, and the related consolidated profit and loss accounts, consolidated cash flow statements and consolidated statement of changes in equity for each of the years in the three-year period ended December 31, 2005, which report appears in the annual report on Form 20-F of the Group for the year ended December 31, 2005. That report contains an explanatory paragraph that states that certain amounts for the years ended December 31, 2003 and 2004 were required to and have been restated to comply with the 2005 initial adoption provisions of certain Hong Kong Accounting Standards (“HKAS”). That report also states that the amounts of certain differences between accounting standards generally accepted in Hong Kong and accounting standards generally accepted in the United States of America (US GAAP) for the years ended December 31, 2003 and 2004 have been restated as a result of the adoption of those HKAS and that the Company also revised its presentation of cash flows reported in accordance with US GAAP to classify cash receipts for certain leasing transactions as investing activities.

/s/ KPMG

Hong Kong

June 21, 2006